UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 21, 2006

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2006, NCI Building Systems, Inc. (the ”Company”) entered into a definitive agreement with Robertson-Ceco Corporation, a Delaware corporation (“RCC”), to purchase the business of RCC for $370 million in cash. RCC operates the Robertson Building Systems, Ceco Building Systems, Star Building Systems and Steelspec divisions. The purchase is subject to a number of closing conditions, including the expiration or termination of any applicable waiting period under the Hart Scott Rodino Act.

The foregoing description of the transaction is qualified in its entirety by reference to the terms of the Stock Purchase Agreement, which is included in this filing as Exhibit 10.1. The Stock Purchase Agreement provides further information regarding the terms of the purchase of RCC. Except for its status as a contractual document that establishes and governs the legal relationship among the parties thereto with respect to the sale, the Stock Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. The representations, warranties and covenants made by the parties in that agreement were made only for purposes of such agreement and as of specific dates. Such representations, warranties and covenants are qualified in a variety of respects, including by information in disclosure schedules that the parties exchanged in connection with the execution of that agreement, and may be subject to standards of materiality that differ from those relevant to investors. Representations and warranties may be used as a tool to allocate risks between the parties, including where the parties do not have complete knowledge of all facts. Investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its affiliates.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated February 21, 2006, between NCI Building Systems, Inc. and Robertson-Ceco Corporation.

99.1	Press release issued by NCI Building Systems, Inc. dated February 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ TODD R. MOORE
Todd R. Moore
Vice President, General Counsel and Secretary

Dated: February 21, 2006